Exhibit 10.12

EXLSERVICE HOLDINGS, INC.

Dated as of October ,1 2006

Amit Shashank

5 Parkfield Road

Scarsdale

NY 10583

Re:  Amended and Restated Employment Letter

Dear Amit:

This letter agreement is an amendment and restatement of the employment letter dated April 20, 2004, pursuant to which you were appointed General Counsel and Vice President of EXLservice.com, Inc., as amended by an amendment dated as of June 1, 2005 (this amendment and restatement, the “Employment Letter”).

EXLservice.com, Inc. will continue to employ you in the position of General Counsel and Vice President of EXLservice.com, Inc. In addition, you have been appointed to the positions of General Counsel, Secretary and Vice President of ExlService Holdings, Inc. (the “Company”), the parent company of EXLservice.com, Inc., and this Employment Letter is between you and the Company. As General Counsel, Secretary and Vice President of the Company, you will be reporting directly to the Company’s President, and you will be generally responsible for the legal affairs of the Company.

The minimum annual salary for this position on and after the date of this Employment Letter is $280,000 (the “Base Salary”), payable as per the Company’s payroll policies. Currently, the payroll periods end on the 15th and 30th of each month. This offer of continued employment is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and, subject to the severance terms in this letter, the Company, have the right to terminate your employment at any time.

Simultaneously, you will continue to be an employee of Gevity. Gevity handles the administrative responsibilities for the Company’s employment-related issues such as payroll and benefits, while the Company handles the day-to-day activities related to its core business.

Incentive Compensation: You will be eligible to earn an annual bonus for each calendar year of your employment with the Company. For 2006, the target annual bonus will be $84,700, computed as the weighted average of a target of 30% of your pre-October 1, 2006 Base Salary and 40% of your post-September 30, 2006 Base Salary. The bonus goals for 2006 have already been established and communicated to you. For calendar years after 2006, the target annual bonus will be 40% of your weighted average

Base Salary for the year. This target bonus (the “Target Bonus) will be earned based upon the terms of the Company’s bonus policy as approved by the Board of Directors of the Compensation Committee thereof.

Stock Options: The stock options granted to you prior to the date of this Employment Letter will continue to be governed by the terms of the option agreements pursuant to which they were granted, as amended from time to time in accordance with the terms of such agreements. You will be granted, as of the pricing date of the Company’s initial public offering (the “IPO”), an additional 10,000 stock options, with a per-share exercise price equal to the price at which the Company’s common stock is offered in the IPO, as established on the pricing date.

Annual performance reviews by the Chief Executive Officer and/or President of the Company will be conducted to assess professional development opportunities as well as to consider increases to your compensation (including, without limitation, increasing Base Salary and the percentage Target Bonus as well as granting of additional options or other forms of equity compensation).

Benefits: As an employee of the Company, you will be eligible to participate in health, dental, vision, life insurance and disability plans generally available to senior management of the Company residing in the United States.

You will also be eligible to participate in the Company’s 401(k) plan, in accordance with its terms.

You will also be covered by the Company’s director and officer insurance and be indemnified on the same basis as other officers in the Company. The foregoing right of indemnification shall not be exclusive of any right to Indemnification to which you may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law or otherwise, or any other power that the Company may have to indemnify you or hold you harmless.

Vacation and Sick Leave: You will be entitled to four weeks accrued vacation per calendar year to be taken in accordance with the policies in your employee’s package from Gevity. Refer to your employee’s package from Gevity for sick leave allowances.

Business Expenses: The Company will pay for or reimburse authorized and proper business related expenses that you may incur in discharging your duties, including expenses in connection with maintaining your license to practice law.

Confidentiality and Non-Compete Agreement. The Confidentiality and Non-Compete Agreement you have previously signed continues to remain effective.

Outside Employment: Your position with the Company is a full time responsibility requiring your full loyalty and dedication. So that you can do your best,

we require that you do not work for another employer while you are employed with the Company. Furthermore, the Company prohibits its employees from working for or investing money in any competitor of the Company or conducting their own business in competition with the Company whether during the Company’s working hours or after the Company’s work hours.

Severance: If the Company terminates your employment other than for “Cause” (which is defined below), subject to the execution (an non-revocation during any applicable revocation period) of a standard release of all employment-related claims against the Company and its subsidiaries and each of their employees, officers and directors (a “Release”), you shall be entitled to (i) a one-time lump sum severance payment, payable within three business days of termination of employment, equal to three (3) months of your Base Salary then in effect, and (ii) a continuing payment (per the Company’s payroll policies) of your then current Base Salary for a nine-month period commencing on the third month anniversary of termination of employment; provided, however, that during such nine-month severance period you actively seek comparable employment and upon subsequent employment the Company’s obligation to you shall be reduced by any base salary you earn (whether paid currently or deferred) during such severance period from your subsequent employer. In addition, the Company shall maintain your health and dental insurance coverage until the last day of such foregoing severance period or, if earlier and in respect of each of health and dental coverage considered separately, until such time as you and your eligible dependants are covered under a future employer’s health or dental insurance coverage. At the Company’s option such continued health and dental coverage shall be through its payment of your COBRA premiums for the applicable period and, if the Company elects that method of satisfying this obligation, you agree to timely make any elections required in order to secure COBRA coverage. “Cause” shall mean (A) a final non-appealable conviction of, or a pleading of no contest to, (i) a crime of moral turpitude which causes serious economic injury or serious injury to the Company’s reputation or (ii) a felony; or (B) fraud, embezzlement, gross negligence, self-dealing, dishonesty or other gross and willful misconduct which has caused serious and demonstrable injury to the Company; (C) material violation by you of any material Company policy; (D) willful and continuing failure to substantially perform your duties (other than for reason of physical or mental incapacity) which failure to perform continues beyond fifteen (15) days after a written demand for substantial improvement in your performance, identifying specifically and in detail the manner in which improvement is sought, is delivered to you by the Company; provided that a failure to achieve performance objectives shall not by itself constitute Cause and no act or failure to act by you shall be considered “willful” unless done or failed to be done by you in bad faith and without a reasonable belief that your actions or omission was in the best interest of the Company; (E) your failure to reasonably cooperate in an investigation involving the Company by any governmental authority; (F) your material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations, including, without limitation, a knowing and intentional failure to comply with the Prevention of Corruption Act of India, 1988, or the United States Foreign Corrupt Practices Act of 1977, as amended; provided, that, if all of the following conditions exist, there will be a presumption that you have acted in accordance with such applicable laws: you are following, in good faith, the written advice of counsel, such counsel having been approved by the Board of Directors of the Company as outside counsel to the Company for regulatory and compliance matters, in the form of a legal memorandum or a written legal opinion, and you have, in good faith, provided to such counsel all accurate and truthful facts necessary for such counsel to render such legal memorandum or written legal opinion; (G) your failure to follow the lawful directives of the Board which is not remedied within fifteen (15) days after your receipt of written notice from the Company specifying such failure; or (H) your use of alcohol or drugs which materially interferes with the performance of your duties.

In the event that (i) your employment with the Company is terminated without Cause (other than on account of your disability) (a) at any time following a Change in Control or (b) in specific contemplation of a Change in Control or (ii) you resign with “Good Reason” (as defined below) at any time following a Change of Control, you shall, upon and subject to your execution (an non-revocation during any applicable revocation period) of a Release, be entitled, in addition to the severance specified above, to immediate vesting as of the termination date of any portion of an option which is unvested as of the termination date. Unless otherwise specified in the applicable Option Agreement, the term “Good Reason” shall have the meaning specified in the Amended and Restated Non Qualified Stock Option Agreement between you and the Company dated as of July 27, 2006.

Nondisparagement: During your employment with the Company and for a period of one (1) year thereafter you shall make no unfavorable, disparaging or negative comment, remark or statement, whether written or oral (a “Disparaging Statement”), about the Company or any of its affiliates, officers, directors, shareholders, consultants, or employees; provided that you may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with your attorney(s) and other professional advisors. During the foregoing period, the Company and its officers and directors (acting in their capacity as officers and directors of the Company) shall make no Disparaging Statement about you; provided that any officer or director may give truthful testimony before a court, governmental agency, arbitration panel, or similar person or body with apparent jurisdiction and may discuss such matters in confidence with their or the Company’s attorney(s) and other professional advisors.

This letter agreement supercedes any prior oral or written understanding about the terms of your employment with the Company and any change to such terms must be in writing and signed by you and the Company.

All issues and questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws principles of such State. Any dispute regarding this letter agreement shall be resolved by binding confidential arbitration, to be held in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by arbitrator(s) may be entered in any court having jurisdiction thereof.

This letter agreement may be executed an delivered via facsimile in two or more counterparts, each of which is deemed to be an original, but all of which taken together shall constitute one and the same agreement.

To indicate your acceptance of the terms of this agreement, please sign and date this Employment Letter in the space provided below, and return it to any of the undersigned on behalf of the Company.

Regards,

/s/ Rohit Kapoor	/s/ Vikram Talwar
Rohit Kapoor	Vikram Talwar
President	Chief Executive Officer

Accepted:

/s/ Amit Shashank
Amit Shashank

Date:  October 3, 2006